EXHIBIT 5.1

ROBERT C. LASKOWSKI ATTORNEY AT LAW 520 S.W. YAMHILL SUITE 600 PORTLAND, OREGON 97204-1329 RCL@ROBLAW.US
TELEPHONE (503) 241-0780	June 14, 2012	FACSIMILE (503) 227-2980

Medifirst Solutions, Inc.
4400 North Federal Highway, Suite 54
Boca Raton, FL 33431

Registration Statement on Form S-1

Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-1 ( File No: 333-178825) ("Registration Statement") filed with the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Securities Act.• for the registration of an aggregate of 8,521,750 shares of Common Stock ("Shares') of Medifirst Solutions, Inc., a Nevada corporation ("Company") of which (i) up to 2,000,000 Shares will be issued and sold by the Company and (ii) up to 6,521,750 Shares will be sold by certain shareholders of the Company ("Selling Shareholders").

This office is acting as counsel to the Company in connection with the offer and sale of the Shares by the Company and the Selling Shareholders. We have examined the Registration Statement as filed with the Commission. We have also examined and relied upon minutes or meetings of the Board of Directors of the Company as provided to this office by the Company, the Certificate of Incorporation and Bylaws of the Company, each as amended to date and such other documents as we have deemed necessary for the purposes of rendering the opinion as set forth herein.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to this office as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Our opinion as it relates to the Shares to be sold by the Selling Shareholders being fully paid is based solely on a Certificate of the President of the Company confirming the Company's receipt of the consideration called for by the applicable resolutions authorizing the issuance of such Shares.

This office expresses no opinion as to the laws of any state or jurisdiction other than the state laws of the State of Nevada and the federal laws of the United States of America.

Based upon and subject to the foregoing, this office is of the opinion that the Shares to be issued and sold by the Company have been duly authorized for issuance and, when such Shares are issued and paid for in accordance with the terms and conditions of the agreements to purchase and issue the Shares will be validly issued, fully paid and nonassessable and the Shares to be sold by the Selling Shareholders have been duly authorized and are validly issued, fully paid and nonassessable.

This opinion is limited to the matters expressly set forth herein and no other opinion is implied or is to be inferred. This opinion is given as of the date of this letter and we assume no obligation to update or supplement this opinion letter to reflect any change in fact or law which may hereafter occur. Any change in the facts described as of the date of this letter may cause the opinion expressed herein to be different.

This office hereby consents to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption "Legal Matters".

Very truly yours,

/s/ Robert C. Laskowski
Robert C. Laskowski